Exhibit 19.1

First National Corporation

Insider Trading and Reporting Policy

Compensation and Governance Committee Approved: January 15, 2025
FNC Board Approved: January 15, 2025

First National Corporation Insider Trading Policy

First National Corporation Insider Trading Policy

I.	Purpose

The Board of Directors of First National Corporation has adopted this Insider Trader and Reporting Policy to (i) provide a general overview of the laws and regulations relating to insider trading and reporting and (ii) establish and set forth the policies that must be observed in connection with the use and handling of material non-public information and trading in First National Corporation’s securities.

The purchase or sale by any person while in the possession of material, non-public (“inside”) information or the selective disclosure of such information to others who may trade in First National Corporation stock is prohibited by federal and state laws. During the performance of a director’s, executive officer’s or employee’s duties, many have access to material, non-public information about First National Corporation or its subsidiaries (“Company”) or about other companies with which the Company does business.

The Company has adopted this Policy to avoid even the appearance of improper conduct on the part of any Company Person (as defined below). The Company and its associates have worked hard to establish a reputation for integrity and ethical conduct. Compliance with this Policy is an important part of each Company Person’s duty of good corporate citizenship. By adopting this Policy, the Company does not intend to create legal liability that otherwise would not exist.

This Policy is also designed to explain the additional Securities and Exchange Commission (“SEC”) rules that are applicable only to the Company’s directors and executive officers under Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”). Section 16 and its accompanying rules govern the required reporting of trading in Company securities by the Company’s directors and executive officers and also address liability for “short swing profits.”

Any person who has any questions about the application of this Policy is urged to consult the Company’s President & CEO, who is the Administrator of the Policy, at telephone number 540-465-6121. Remember, however, that the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with each director, officer and employee.

II.	Policy on Insider Trading

No director, officer or employee (“Company Person”) who has material, non-public information relating to the Company may (1) buy or sell stock of the Company, directly or indirectly, or (2) “tip” such information to any other person (including family members and friends) or make recommendations for buying or selling stock of the Company. This policy of “don’t trade and don’t tip” also applies to material, non-public information learned by a Company Person in the course of working for the Company and relating to any other company (a) with which the Company does business, including customers, vendors or suppliers of the Company or (b) that is involved in a potential transaction or business relationship with the Company.

First National Corporation Insider Trading Policy

Even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

In addition, material, non-public information may not be communicated to any other person, including family members or business or social acquaintances (except third party agents of the Company, such as investment banking advisors, auditors or outside legal counsel, whose positions require them to know such information).

If material, non-public information is inadvertently disclosed, no matter what the circumstances, by any Company Person, the person making or discovering that disclosure should immediately report the facts to the Administrator. The Administrator will ensure that the appropriate disclosures are made.

It is also the policy of the Company that the Company will not engage in transactions in First National Corporation stock while aware of material non-public information relating to the Company.

III.	Liability and Actions for Violations of Policy

Violations of insider trading laws can subject the violator to applicable civil and criminal claims and penalties. If a Company Person, or anyone in their household, buys or sells First National Corporation stock while in possession of material, non-public information, the Company Person may be subject to civil and criminal penalties. In addition, if someone else purchases or sells First National Corporation stock on a “tip” from a Company Person based on material, non-public information, the Company Person may be subject to the same penalties, even if he or she received none of the benefit from the trades. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

These penalties are not restricted to the persons actually engaging in insider trading or “tipping.” If an employee under supervision engages in either of these activities, the supervisor may face monetary penalties (even if no benefit was gained) resulting from violations by an employee directly or indirectly controlled by the supervisor. Civil and criminal penalties may also be assessed against the Company in such circumstances. These penalties could damage the Company’s financial condition and its reputation and status in the business community.

The Company believes that a violation of this Policy would most likely be damaging to the Company and that the appropriate action for the violation may include suspension or termination of the violator’s employment.

First National Corporation Insider Trading Policy

IV.	Definition of Material, Non-Public Information

This Policy prohibits trading in First National Corporation stock while in the possession of information that is “material” and “non-public.”

“Material” information is any information that a reasonable investor would likely consider important in a decision to buy, hold or sell a security. As a rule, material information about the Company is any information that is likely to affect the price of First National Corporation’s stock. Common examples of information that will frequently be regarded as material are the following:

●	Actual earnings or losses, or projections of future earnings or losses;

●	Significant changes in the Company’s prospects;

●	Significant marketing changes;

●	Proposals, plans or agreements (even if preliminary) involving mergers or acquisitions;

●	A significant sale of assets or the disposition of a subsidiary;

●	Changes in dividend plans or the declaration of a stock-split;

●	Offerings of the Company’s securities;

●	The planned sale or purchase of First National Corporation stock by the Company or a major shareholder;

●	Significant changes in management;

●	Significant new products or programs;

●	Cybersecurity incidents, including vulnerabilities and breaches;

●	Significant litigation or government investigations;

●	Significant write-downs in assets or increases in reserves; or

●	The gain or loss of a substantial customer or supplier.

Information may be material whether its disclosure could affect the price of a stock negatively or positively.

First National Corporation Insider Trading Policy

“Non-public” information is any information about the Company which has not been disclosed generally to the marketplace. Knowledge of the Company or its business plans in connection with employment is potentially “inside” information until publicly disclosed by the Company. Information is considered to be public only when it is released in a manner making it available to investors generally (such as by means of a press release) and enough time has passed to permit the marketplace to absorb the previously non-public information (two full trading days in most circumstances).

If a Company Person’s stock transactions in First National Corporation become the subject of scrutiny, they will be viewed after the fact with the benefit of hindsight. As a result, before engaging in any First National Corporation stock transaction, a Company Person should carefully consider how regulators and others might later view that transaction. For example, if in doubt about whether particular non-public information is material, the Company Person should assume the information is material unless the Administrator determines otherwise.

If you are unsure whether information is material or non-public, you should consult with the Administrator.

V.	Compliance Guidelines Applicable to All Company Persons

To assist in complying with this Policy, the following guidelines apply to market transactions in First National Corporation stock and to the preservation of the confidentiality of proprietary information about the Company.

Trades During Window Periods. The most appropriate period to buy or sell First National Corporation stock is the period beginning two full trading days following the Company’s release of its operating results for the prior quarter and ending on the last day of the current quarter (the so-called “window period”). However, a Company Person may not buy or sell First National Corporation stock even during window periods if that person is in possession of material information that has not yet been released to the marketplace.

Although the window periods are the preferred periods for trades in First National Corporation stock, they are not exclusive. Employees other than directors, executive officers and Designated Employees (as defined below) may buy or sell First National Corporation stock outside of the window periods so long as he or she does not possess material, non-public information.

Special Blackout Periods. From time to time, other types of material non-public information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and may not be publicly disclosed. While such material non-public information is pending, the Company may impose special blackout periods during which certain Company Persons are prohibited from trading in First National Corporation stock. If the Company imposes a special blackout period, it will notify the Company Persons affected.

First National Corporation Insider Trading Policy

Preservation of Confidentiality of Proprietary Information. Company Persons should take a number of specific steps to protect the confidentiality of Company information.

●	Keep confidential or sensitive materials appropriately concealed and securely stored, particularly when you are in areas accessible to the public, or when you are not on Company premises.

●

Avoid conversations involving confidential information in public places (such as elevators, airplanes, public transportation or restaurants) or at home. When such conversations are necessary, take all appropriate steps to prevent accidental disclosures.

●	Do not respond to requests from the press, stock analysts or others for information concerning confidential matters. Refer such inquiries to the Chief Financial Officer at the Company’s headquarters.

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Be aware that communications by mobile or cellular telephone, e-mail or telecopy (“fax”) machines are subject to unintended breaches of confidence. A breach could occur while communicating with an unmonitored fax machine (for example at a hotel or other public location) or through misdirected e-mails.

VI.	Compliance Procedures for Directors, Executive Officers and Other Designated Employees

Directors, executive officers and certain other employees of the Company designated in writing by the Administrator (“Designated Employees”), frequently acquire confidential information about the Company that may be considered material as defined in this Policy. Accordingly, these persons must comply with the following procedures applicable to trades in First National Corporation common stock and must certify their compliance with this Policy.

Advance Notification. Before placing an order or engaging in any transaction (including purchases, sales, gifts, pledges or other transfers) in First National Corporation common stock, each director, executor officer and Designated Employee should contact the Administrator, who will review the proposed transaction to ensure it complies with this Policy. In the event of the unavailability of the Administrator, contact the Chief Financial Officer. These advance notification procedures also apply to transactions by such person’s spouse, other persons living in such person’s household, minor children, and entities over which such person exercises control.

First National Corporation Insider Trading Policy

Timing Restrictions on Trades in First National Corporation Common Stock. Directors, executive officers and Designated Employees of the Company may buy or sell First National Corporation common stock only during the window period in any quarter—the period beginning two full trading days after the Company issues its earnings release for the prior quarter and ending on the last day of the current quarter. For example, if the Company issues an earnings release for the June 30 quarter after the close of market on July 18, a director, executive officer or Designated Employee may buy or sell First National Corporation common stock during the period beginning at the opening market on July 21 and ending on September 30. However, even during this window period, a director, executive officer or Designated Employee who is in possession of any material non-public information should not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close this window period if a special blackout period is imposed.

Timing restrictions may be waived by the Company in individual cases upon a showing of hardship or other circumstances warranting a waiver. Such restrictions may be waived by the Administrator or, in the event of the unavailability of the Administrator, by the Chief Financial Officer. If such a waiver is sought by the Administrator, restrictions may be waived by the Chairman of the Audit Committee.

Gifts. Gifts of First National Corporation stock may include, among other things, donations to a charitable organization or gifts to trusts for estate planning purposes. Whether a gift of First National Corporation stock is permissible under the Policy will depend on the facts and circumstances surrounding the gift. As a result, you should consult with the Company’s Administrator when contemplating a gift. Gifts are subject to the advance notification requirements of this Policy.

Written Trading Plans. Notwithstanding the foregoing prohibitions in this Policy, any director, executive officer or Designated Employee may buy or sell First National Corporation common stock while in possession of material, non-public information about the Company or outside of the specified window periods if any such transaction is made pursuant to a pre-existing written plan, contract or instruction that satisfies the conditions of Rule 10b5-1 under the Exchange Act. The written plan must be approved in advance in writing by the Administrator and either the Chief Financial Officer or the General Counsel and must meet all of the requirements specified by the Administrator and either the Chief Financial Officer or the General Counsel and applicable SEC rules and regulations, including Rule 10b5-1 under the Exchange Act.

First National Corporation Insider Trading Policy

Annual Compliance Certification. All Company Persons will be required to certify to the Administrator that he or she has reviewed this Policy on an annual basis and will comply with its provisions.

VII.	Exceptions for Transactions Under Company Plans

The trading restrictions of this Policy do not apply to the following:

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Restricted Stock Awards. The trading restrictions of this Policy do not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

●

Dividend Reinvestment Plan. The trading restrictions of this Policy do not apply to purchases of First National Corporation stock under the Company’s or a broker’s dividend reinvestment plan resulting from your reinvestment of dividends paid on First National Corporation stock. The restrictions of this Policy do apply, however, to optional cash purchases of First National Corporation stock s you choose to make pursuant to the dividend reinvestment plan or changes to your participation in the dividend reinvestment plan. This Policy also applies to your sale of First National Corporation stock purchased through a dividend reinvestment plan.

VIII.	Section 16 Reporting Requirements

Executive officers and directors of the Company and owners of 10% or more of the Company’s common stock must file reports with the SEC concerning their beneficial ownership of common stock and changes in their ownership. While these “reporting persons” must also technically provide the Company with copies of all reports that they file, the Company may assist them with their Section 16 filing requirements.

The three Section 16 forms are the following:

●	Initial Statement of Beneficial Ownership of Securities on Form 3, which must be filed within ten days after the date on which the reporting person becomes subject to Section 16

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Statement of Changes of Beneficial Ownership of Securities on Form 4, which must be filed within two business days following the day on which there has been a transaction that results in a change in beneficial ownership of the Company’s common stock and that is not reportable on a deferred basis

First National Corporation Insider Trading Policy

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Annual Statement of Beneficial Ownership of Securities on Form 5, which must be filed within 45 days after the end of the Company’s fiscal year to report any transactions that were not previously reported on a Form 4, because of either the ability to file a report on a deferred basis or the failure to file a required report

As a general rule, however, a reporting person should assume that any transaction in the Company’s common stock must be reported to the SEC – even if the transaction is involuntary on the part of the reporting person or, when combined with another transaction, results in no net change in ownership.

IX.	Definition of Beneficial Ownership for Section 16 Purposes

For Section 16 purposes, a reporting person is presumed to be the beneficial owner of all securities in which the reporting person has a “pecuniary interest” – that is, the opportunity to profit or share in any profit, either directly or indirectly. This concept includes securities held by a spouse, child, grandchild, parent, grandparent, sibling and other relative sharing the same household, including step-in-law and adoptive relationships and children living away from home while attending college (and economically dependent on the reporting person).

A reporting person may also be deemed to be the beneficial owner of stock held by a trust, corporation, partnership or other entity over which he or she has a controlling influence. Special rules exist for trusts in which the reporting person acts as trustee and a member of his or her family has a pecuniary interest in the securities held by the trust. In certain cases, stock held in these trusts will be considered to be beneficially owned by the reporting person.

X.	Consequences of Late Filings under Section 16

The Company must disclose in its Annual Report on Form 10-K and the proxy statement for the annual meeting of shareholders any delinquent stock ownership filings, and by whom, made during the preceding fiscal year. Also, the SEC can impose fines for late filings.

You should notify the Company’s Administrator as soon as possible of any trades that you, either directly or indirectly through your family or affiliated entities, plan to make in the Company’s common stock so that the officer can assist you with reporting requirements under the federal securities laws.

XI.	“Short Swing Liability”

Section 16(b) of the Exchange Act requires a reporting person to pay to the Company the “short swing profit” realized in either a matched purchase and sale, or a matched sale and purchase (or any number of these transactions), that take place within a period of less than six months. The possession of inside information is not a precondition to the recovery of these profits by the Company, and good faith is not a defense.

First National Corporation Insider Trading Policy

In determining whether there has been a purchase and sale within the meaning of Section 16(b), it is not necessary to establish that the same shares were purchased and sold, or sold and purchased, within the six-month period. It is necessary to establish only that the Company’s common stock (or options, warrants or similar rights to buy or sell the Company’s common stock) was either purchased and sold, or sold and purchased, within a six-month period.

To compute the statutory short-swing profit, the highest sale price and the lowest purchase price during the six-month period are matched, regardless of whether the sale and the purchase involved the same shares. For a series of transactions, the difference between the highest sale price and the lowest purchase price during the period is computed (regardless of the order in which they occur), then the difference between the next highest sale price and the next lowest purchase price is computed, and so forth. These differences are then totaled to determine the “profit realized” in a series of transactions.

As with Section 16(a), the director or officer is considered the beneficial owner of stock held by certain family members for short-swing profit purposes.

The recovery for short-swing profits belongs to the Company and cannot be waived by it. There are lawyers who review Section 16 filings for violations of Section 16(b) solely with the intention of making a demand, on behalf of a shareholder, that the reporting person give up these profits. If the Company fails or refuses to collect or sue a reporting person for short-swing profits, the shareholder may bring suit in the Company’s name for recovery.

XII.	Rule 144: Selling Restricted and Control Securities

When restricted securities are acquired or control securities are held, the shareholder must find an exemption from the SEC's registration requirements to sell them in a public marketplace. Rule 144 allows public resale of restricted and control securities if a number of conditions are met.

Restricted and Control Securities

Restricted securities are securities acquired in unregistered, private sales from the issuing company or from an affiliate of the issuer. Investors typically receive restricted securities through private placement offerings, Regulation D offerings, employee stock benefit plans, as compensation for professional services, or in exchange for providing "seed money" or start-up capital to the company. Rule 144(a)(3) identifies what sales produce restricted securities.

First National Corporation Insider Trading Policy

Control securities are those held by an affiliate of the issuing company. An affiliate is a person, such as an executive officer, a director or large shareholder, in a relationship of control with the issuer. Control means the power to direct the management and policies of the company in question, whether through the ownership of voting securities, by contract, or otherwise. If you buy securities from a controlling person or "affiliate," you take restricted securities, even if they were not restricted in the affiliate's hands.

If restrictive securities are acquired, the shareholder will almost always receive a certificate stamped with a "restrictive" legend. The legend indicates that the securities may not be resold in the marketplace unless they are registered with the SEC or are exempt from the registration requirements. Certificates for control securities usually are not stamped with a legend.

The Conditions of Rule 144

Shareholders who want to sell their restricted or control securities to the public can meet the applicable conditions set forth in Rule 144. The rule is not the exclusive means for selling restricted or control securities, but provides a "safe harbor" exemption to sellers. The rule's five conditions are summarized below:

1.

Holding Period. Before any restricted securities are sold in the marketplace, the shareholder must hold them for a certain period of time. Since the Company is a “reporting company,” which is subject to the reporting requirements of the Securities Exchange Act of 1934, then the shareholder must hold the securities for at least six months. The holding period begins when the securities are bought and fully paid for. The holding period only applies to restricted securities. Because securities acquired in the public market are not restricted, there is no holding period for an affiliate who purchases securities of the issuer in the marketplace. But the resale of an affiliate's shares as control securities is subject to the other conditions of the rule.

2.

Current Public Information. There must be adequate current information about the issuing company publicly available before the sale can be made, which means the Company has complied with the periodic reporting requirements of the Securities Exchange Act of 1934.

3.

Trading Volume Formula. If the shareholder is an affiliate, the number of equity securities you may sell during any three-month period cannot exceed the greater of 1% of the outstanding shares of the same class being sold, or the average reported weekly trading volume during the four weeks preceding the filing of a notice of sale on Form 144.

First National Corporation Insider Trading Policy

4.

Ordinary Brokerage Transactions. If the shareholder is an affiliate, sales must be handled in all respects as routine trading transactions, and brokers may not receive more than a normal commission. Neither the seller nor the broker can solicit orders to buy the securities.

5.

Filing a Notice of Proposed Sale With the SEC. If the shareholder is an affiliate, a notice must be filed with the SEC on Form 144 if the sale involves more than 5,000 shares or the aggregate dollar amount is greater than $50,000 in any three-month period.